                                                                       OMB APPROVAL
                                 UNITED STATES                  OMB number:        3235-0145
                       SECURITIES AND EXCHANGE COMMISSION       Expires:    October 31, 1994
                            WASHINGTON, D.C.  20549             Estimated average burden
                                                                hours per response . . 14.90
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*
                                             ---

                             ALASKA AIR GROUP INC.
                             ---------------------
                                (Name of Issuer)

                                     COMMON
                         ------------------------------
                         (Title of Class of Securities)

                                   011659109
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 011659109                      13G                Page 2 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                      (a) [ ]
                                                          (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 321,400

          SHARES           --------------------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                           --------------------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 1,718,120

          PERSON           --------------------------------------------------
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE
                           --------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       1,718,120  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       12.08%

       TYPE OF REPORTING PERSON*
  12
       HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!





                                  Page 2 of 5 pages

CUSIP No. 011659109                      13G                Page 3 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CAPITAL RESEARCH AND MANAGEMENT COMPANY
       95-1411037

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                      (a) [ ]
                                                          (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4

       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES           --------------------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                           --------------------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 970,420

          PERSON           --------------------------------------------------
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE

                           --------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9

       970,420  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11

       6.98%

       TYPE OF REPORTING PERSON*
  12

       IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!





                                  Page 3 of 5 pages

CUSIP No. 011659109                      13G                Page 4 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL GUARDIAN TRUST COMPANY
       95-2553868

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                      (a) [ ]
                                                          (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       CALIFORNIA

                                   SOLE VOTING POWER
                              5

         NUMBER OF                 321,400

          SHARES           --------------------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                           --------------------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7

         REPORTING                 747,690

          PERSON           --------------------------------------------------
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE
                           --------------------------------------------------

       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       747,690  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       5.47%

       TYPE OF REPORTING PERSON*
  12
       BK


                        *SEE INSTRUCTION BEFORE FILLING OUT!





                                  Page 4 of 5 pages

                                                                       Page 5
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934



Fee enclosed [ ]  or Amendment No. 4
                                  ---

Item 1(a)        Name of Issuer:
                 Alaska Air Group Inc.
                 ---------------------

Item 1(b)        Address of Issuer's Principal Executive Offices:
                 19300 Pacific Highway
                 ---------------------
                 South Box 68947
                 ---------------
                 Seattle, WA  98188
                 ------------------

Item 2(a)        Name of Person(s) Filing:
                 The Capital Group, Inc., Capital Research and Management
                 --------------------------------------------------------
                 Company and Capital Guardian Trust Company
                 ------------------------------------------

Item 2(b)        Address of Principal Business Office:
                 333 South Hope Street
                 ---------------------
                 Los Angeles, CA  90071
                 ----------------------

Item 2(c)        Citizenship:   N/A
                                ---

Item 2(d)        Title of Class of Securities:  Common

Item 2(e)        CUSIP Number:  011659109

Item 3           The person(s) filing is(are):

                 (b)  [x]   Bank as defined in Section 3(a)(6) of
                            the Act.
                 (e)  [x]   Investment Adviser registered under
                            Section 203 of the Investment Advisers
                            Act of 1940.
                 (g)  [x]   Parent Holding Company in accordance
                            with Section 240.13d-1(b)(1)(ii)(G).

Item 4           Ownership

                 (a)   Amount Beneficially Owned:
                       See item 9, pg. 2
                       -----------------
                 (b)   Percent of Class:  See item 11, pg. 2, 3 and 4
                                          ---------------------------

                 (c)   Number of shares as to which such person has:
                       i)     sole power to vote or to direct the

                              vote  See item 5, pg. 2, 3 and 4
                                    --------------------------

                       ii)    shared power to vote or to direct the
                              vote  None
                                    ----
                       iii) sole power to dispose or to direct the disposition of See item 7, pg. 2, 3
                                              ---------------------

                              and 4
                              -----

                       iv)    shared power to dispose or to direct
                              the disposition of None - beneficial
                                                 ------------------
                              ownership disclaimed pursuant to Rule
                              -------------------------------------
                              13d-4
                              -----
Item 5           Ownership of 5% or Less of a Class:  N/A
                                                      ---
Item 6           Ownership of More than 5% on Behalf of Another Person:  N/A
                                                                         ---

Item 7           Identification and Classification of the Subsidiary Which
                 ----------------------------------------------------------
                 Acquired the Security Being Reported on By the Parent Holding
                 --------------------------------------------------------------
                 Company
                 -------
                 (1)   Capital Research and Management Company is an
                       Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
                 (2) Capital Guardian Trust Company is a Bank as defined in Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.

Item 8           Identification and Classification of Members of the Group:
                 N/A
                 ---
Item 9           Notice of Dissolution of the Group:  N/A
                                                      ---
Item 10          Certification
                 -------------
                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                 Signature
                 ---------

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994

Signature:       /s/ Philip de Toledo
                 -------------------------------------------------------------
Name/Title:      Philip de Toledo, Vice President and Treasurer
                 -------------------------------------------------------------
                 The Capital Group, Inc.
                 -------------------------------------------------------------

Date:  February 11, 1994

Signature:       /s/ Paul G. Haaga, Jr.
                 -------------------------------------------------------------
Name/Title:      Paul G. Haaga, Jr., Senior Vice President
                 -------------------------------------------------------------
                 Capital Research and Management Company
                 -------------------------------------------------------------

Date:  February 11, 1994

Signature:       /s/ Eugene P. Stein
                 -------------------------------------------------------------


Name/Title:      Eugene P. Stein, Executive Vice President
                 -------------------------------------------------------------

                 Capital Guardian Trust Company
                 -------------------------------------------------------------

                                   AGREEMENT


                                   Los Angeles, California

                                   February 11, 1994


                 Capital Research and Management Company ("CRMC"), Capital Guardian Trust Company ("CGTC"), and The Capital Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Alaska Air Group Inc.


                 CRMC, CGTC and CG state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.


                 CRMC, CGTC and CG are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.



                                  CAPITAL RESEARCH AND MANAGEMENT COMPANY



                                  BY:   /s/ Paul G. Haaga, Jr.
                                        -------------------------------
                                         Paul G. Haaga, Jr.
                                         Senior Vice President


                                  CAPITAL GUARDIAN TRUST COMPANY



                                  BY:   /s/ Eugene P. Stein
                                        -------------------------------
                                         Eugene P. Stein
                                         Executive Vice President


                                  THE CAPITAL GROUP, INC.



                                  BY:   /s/ Philip de Toledo
                                        -------------------------------
                                         Philip de Toledo
                                         Vice President and Treasurer



                                      EXHIBIT A